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                                  EXHIBIT 5.1

                               November 7, 1996


Interactive Flight Technologies, Inc.
4041 N. Central Avenue, Suite 2000
Phoenix, Arizona  85012

Gentlemen:

     We have acted as counsel in connection with the preparation and filing of that certain Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration of 1,800,000 shares of Class A Common Stock, $0.01 par value per share (the "Common Stock"), of Interactive Flight Technologies, Inc., a Delaware corporation (the "Company"), issuable upon the exercise of options granted to certain employees and others of the Company pursuant to the Company's Amended and Restated 1994 Stock Option Plan (the "Plan"). As such counsel, we have examined the proceedings proposed to be taken in connection with the Plan and the sale and issuance of the 1,800,000 shares of Common Stock pursuant thereto and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

     Based on these examinations, it is our opinion that upon completion of the proceedings being taken or which we, as your counsel, contemplate will be taken prior to the sale and issuance of the 1,800,000 shares of Common Stock, such shares, when sold and issued in the manner referred to in the Registration Statement and the Plan, will be legally issued, fully paid and non-assessable.

     We consent to the use of our opinion as an exhibit to the Registration Statement.


                                                Very truly yours,


                                                /s/ IRELL & MANELLA LLP
                                                -----------------------
                                                IRELL & MANELLA LLP